Exhibit 99.1
James River Announces Director Appointment
PEMBROKE, Bermuda, July 24, 2025 (GLOBE NEWSWIRE) -- James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today announced that Joel Cavaness has been appointed to the Company’s Board of Directors as an independent, non-executive member, effective immediately. Mr. Cavaness was also appointed to the Board’s Compensation and Human Capital Committee.
“Joel is an accomplished executive in the wholesale brokerage space and has successfully built high-performing distribution platforms throughout his career,” said Christine LaSala, Chair of James River’s Board of Directors. “His entrepreneurial mindset, extensive marketplace relationships, and decades of leadership experience align deeply with James River and will add helpful complementary perspective to our Board.”
Mr. Cavaness has nearly four decades of specialty property-and-casualty distribution experience. Most recently, he served as Chairman, Americas Specialty at Arthur J. Gallagher & Co. Prior to serving as Chairman, Mr. Cavaness was President of Risk Placement Services, Inc., which he co-founded in 1997. Earlier in his career, Mr. Cavaness held a series of leadership roles at Arthur J. Gallagher & Co. rising to Corporate Vice President and Division President of the Wholesale Brokerage Operation. He began his career as an underwriter with Crum & Forster Insurance Company. Additionally, Mr. Cavaness served on the Board of Directors of the Wholesale & Specialty Insurance Association for more than a decade.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information about these risks and uncertainties is contained in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company. Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com.
Bob Zimardo
SVP, Investments & Investor Relations
InvestorRelations@james-river-group.com